Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated March 31, 2004, accompanying the consolidated financial statements of U.S. Home Systems, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Summary Historical Consolidated Financial Information,” “Independent Public Accountants,” and “Experts.”

/s/    GRANT THORNTON LLP

Dallas, Texas

April 14, 2004